Exhibit 99.1

October 10, 2013

ZAGG Inc Announces Preliminary Third Quarter 2013 Results

SALT LAKE CITY, Oct. 10, 2013 (GLOBE NEWSWIRE) --  ZAGG Inc (Nasdaq:ZAGG), a leading mobile device accessories company with a brand portfolio that includes ZAGG and iFrogz, today announced certain preliminary third quarter 2013 financial results. The Company expects revenue for the quarter of approximately $50.0 million. The Company also expects gross margins to exceed 44% and Adjusted EBITDA to exceed $10.0 million.

"During the 3rd quarter, we continued to make progress controlling expenses and managing our cost structure which resulted in improved margins and increased cash generation," stated Randy Hales, President and CEO.   "In an effort to stimulate top-line growth, we are focusing our resources on activities that will position the Company to grow domestically and expand our presence internationally."

ZAGG is scheduled to report its third quarter 2013 results in a webcast and conference call on November 5, 2013 at which time the Company will discuss in more detail the results of the quarter and expectations for the remainder of 2013. The conference call will be available to interested parties through a live audio Internet broadcast accessible at  investors.ZAGG.com. A podcast of the conference call will also be archived at  investors.ZAGG.com for one year.

About Adjusted EBITDA:

ZAGG considers earnings before stock-based compensation expense, depreciation and amortization, other income/expense, and provision for income taxes ("Adjusted EBITDA") to be an important financial indicator of the Company's operational strength and the performance of its business.

About ZAGG Inc:

ZAGG Inc and its subsidiaries (collectively, the "Company", or "ZAGG") design, produce, and distribute creative product solutions for mobile and media accessories such as protective coverings, cases, keyboards, keyboard cases, earbuds, portable power, and device cleaning under the family of ZAGG brands. In addition, the Company designs, produces, and distributes cases, Near-Field Audio™ amplifying speakers, earbuds, traditional headphones, and gaming headphones for mobile and media devices under the family of iFrogz brands in the value-priced lifestyle sector. ZAGG distinguishes itself as the preferred brand by offering creative product solutions through targeted global distribution channels, with the broadest product offering in its sector.   More information about the company and its brands is at www.ZAGG.com.

CONTACT:	Investor Relations:
Genesis Select Corp.
Kim Rogers-Carrete
303-415-0200
krogersc@genesisselect.com

Media:

LANE
Jane Taber
503-546-7888
jane@lanepr.com

Company:
ZAGG Inc
Nathan Nelson
801-263-0699 ext. 107
nnelson@zagg.com

Source: ZAGG Inc

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